RESIGNATION




          I, Douglas S. Borghi, the President and a director of RP Entertainment, Inc., a Nevada corporation, hereby tender and submit my resignation from all offices and as a director of the above named corporation; such resignation to be effective this 25th day of February 2003.


/s/ Douglas S. Borghi
--------------------------
Douglas S. Borghi